EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 1st day of January, 2009, by and between Sielox, Inc., a Delaware corporation (the “Company”), and James Pritchett (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive is currently the President of Costar Video Systems, LLC (“Costar”), a Delaware limited liability company and a wholly-owned subsidiary of the Company, pursuant to an employment agreement dated as of June 20, 2006 (the “Underlying Employment Agreement”);

WHEREAS, the Company wishes to ensure that it will continue to have the benefits of Executive’s services on the terms and conditions hereinafter set forth, and desires to enter into this Agreement to employ Executive as its President and Chief Executive Officer; and

WHEREAS, Executive desires to work directly for the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Employment; Term.  The Company hereby employs Executive, and Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth herein.  The term of this Agreement shall commence upon the date hereof (the “Effective Date”) and shall continue for a period of thirty-six (36) months (the “Initial Term”), unless earlier terminated in accordance with Section 9 hereof.  The Initial Term may be extended for subsequent twelve (12) month periods (each a “Renewal Term”) upon mutual agreement of the Company and Executive at any time prior to the end of the then-current term, it being understood and agreed that the Company shall endeavor to provide the Executive with at least six (6) months  notice of its desire to extend the agreement and that the Executive will endeavor to agree or disagree to extend the agreement within 30 days thereafter.  The Initial Term together with the Renewal Terms may be referred to herein as the “Term”.

2.

Employment.

(a)

The Company hereby agrees to employ Executive as its President and Chief Executive Officer during the Term.  Executive agrees to serve in such capacity with the duties and responsibilities reasonably requested by the Company consistent with such position.  During the Term, Executive shall report to the Board of Directors of the Company, or its designee.

(b)

Executive shall perform his duties with diligence and faithfulness to the best of his abilities and shall devote his full business time (excluding periods of vacation and sick leave), attention and energy to such duties.  Executive shall not, without the prior written consent of the Company, actively engage in any other business activity during the Term.

3.

Compensation.  The Company shall pay Executive a base salary (the “Base Salary”) of Two Hundred Forty Thousand Dollars ($240,000) per annum, payable at least semi-monthly, in accordance with the Company's then existing payroll practices and subject to all legally required or customary withholdings and other applicable taxes.  The Board of Directors shall conduct a review of the performance of the Executive following the first and second anniversary of the date hereof and shall consider making cost of living or other adjustments to the Executive’s Base Salary, it being understood that any such adjustment shall be made in the Board of Directors’ sole and absolute discretion.

4.

Incentive Payment.

(a)

Provided that the Executive’s employment under this Agreement is not terminated pursuant to the provisions of Section 9(a), (b), (d) or (e) prior to the end of calendar year 2009, the Executive shall be eligible to receive, in respect of services rendered to the Company for calendar year 2009, an incentive payment as additional compensation hereunder  (the “2009 Incentive Payment”), pursuant to and subject to the terms of this Section 4.

(b)

Calculation of 2009 Incentive Payment.

(i)

The 2009 Incentive Payment shall equal 45% of the Annual Available Bonus Pool calculated in accordance with the provisions set forth on Schedule A hereto.

(ii)

For the avoidance of doubt, the parties acknowledge that the 2009 Incentive Payment shall never be less than zero.

(c)

2009 EBITDA Statement.  The Company shall prepare or cause to be prepared, (i) audited consolidated financial statements of the Company for calendar year 2009, (ii) a statement which shall explain in reasonable detail the calculations of Annual EBITDA and the 2009 Incentive Payment (the “Incentive Payment Statement”) and (iii) reasonable supporting documentation sufficiently detailed to enable Executive to verify in all material respects the calculations of Annual EBITDA and the 2009 Incentive Payment, and deliver or cause to be delivered each of the forgoing to Executive promptly after the audited consolidated financial statements of the Company for calendar year 2009 have been completed.

(d)

Payment of Incentive Payment.  The 2009 Incentive Payment shall be paid by the Company to the Executive in cash no later than thirty-five (35) days after the issuance of the audited financial statements of the Company for calendar year 2009.

5.

Definitions.  The following terms used in this Agreement shall have the meanings indicated:

(a)

“Affiliate” with respect to any Person shall mean any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(b)

“Annual EBITDA” shall mean the EBITDA of Costar during calendar year 2009.

(c)

“Bonus Eligible Years” shall mean calendar year 2010 and each complete calendar year thereafter during the Term.

(d)

“EBITDA of the Costar” shall mean the consolidated net income of Costar (based on the business of Costar as existing on the date hereof) before interest, income taxes, depreciation and amortization.

(e)

“GAAP” shall mean United States generally accepted accounting principles in effect on the date hereof applied on a consistent basis.

(f)

“Person” shall mean an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

6.

Additional Bonus Compensation.

(a)

In respect of calendar year 2009, Executive shall be eligible to receive a discretionary annual bonus in addition to the payment of the 2009 Incentive Payment (the “2009 Performance Bonus”).  The 2009 Performance Bonus shall be determined by the Compensation Committee of the Company (the “Compensation Committee”) based upon the Compensation Committee’s assessment of (i) the Executive’s performance of his duties to the Company during calendar year 2009 and (ii) the overall performance of the Company.  The amount of the 2009 Performance Bonus, if any, shall be determined by the Compensation Committee in its sole and absolute discretion based upon such methods and metrics as may be established by the Compensation Committee.

(b)

Executive shall be eligible to receive an annual bonus of up to 50% of  Executive’s Base Salary in respect of each Bonus Eligible Year (the “Performance Bonus”), which shall be determined pursuant to the terms and conditions of a bonus plan which shall be established by the Board of Directors of the Company for executive level employees of the Company in its sole and absolute discretion.

7.

Benefits.

(a)

The Company agrees to reimburse Executive for all reasonable and necessary documented out-of-pocket travel and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement in accordance with the Company’s corporate policy regarding such expenses as it may be amended from time to time.  Such reimbursements shall be made by the Company within a reasonable amount of time after submission by Executive of vouchers in accordance with the Company's then applicable policies and procedures.  It is understood and agreed between the parties that (i) the Executive shall only be required to travel for reasonable business purposes and (ii) the Executive shall only be entitled to reimbursement of travel and business expenses incurred in connection with business activities and prospects that are in accordance with the Company’s business plan, as approved by the Board of Directors of the Company.

(b)

Executive shall be entitled to participate in any and all medical insurance, group health, dental and vision care programs, disability insurance, pension, and other benefit plans which are made generally available by the Company to its senior executives, as the same may be amended or modified from time to time.  The Company may at any time amend or terminate its benefit plans or programs, provided, however, that the Company shall not terminate any health plan or program provided to the Executive during the Term unless it shall provide the Executive with comparable benefits under a replacement plan or program.

(c)

Executive shall be entitled to an annual paid vacation in accordance with the Company’s vacation policy applicable to senior executives, but in no event less than three (3) weeks per calendar year.

8.

Stock Options.   Within thirty (30) days of the date hereof (the “Grant Date”), the Company will grant to the Executive an option to purchase two hundred thousand (200,000) shares of the Company’s Common Stock, with an exercise price equal to the fair market value of the Company’s Common Stock on the Grant Date (the “Option Grant”).  The Option Grant will be evidenced by an option agreement pursuant to, and be subject to the terms and conditions of, the Company’s 2000 Stock Option and Incentive Plan (the “Option Plan”).  Subject to the terms of the Option Plan, the Option Grant will vest ratably over a three (3) year period with one-third (1/3) of the number of shares of common stock subject to the Option Grant vesting on the first anniversary of the Grant Date, an additional one-third (1/3) of the number of shares of common stock subject to the Option Grant vesting on the second anniversary of the Grant Date and the remaining one-third (1/3) of the number of shares of common stock subject to the Option Grant vesting on the third anniversary of the Grant Date; provided, in each case, that the Executive is an employee of the Company as of each applicable vesting date.

9.

Termination.  Executive's employment hereunder may be terminated prior to the end of the Term under the following circumstances:

(a)

Death.  Executive's employment hereunder shall terminate upon Executive's death.

(b)

Total Disability.  The Company may terminate Executive's employment hereunder at any time after Executive becomes “Totally Disabled.”  For purposes of this Agreement, Executive shall be “Totally Disabled” upon the earlier of (i) the date Executive becomes entitled to receive disability benefits under the Company's long-term disability plan, if any, or (ii) Executive's inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than 90 consecutive days, or 120 days in any 365-day period, due to physical or mental incapacity or impairment.  Such termination shall become effective five days after the Company gives notice of such termination to Executive, or to his spouse or legal representative, in accordance with Section 13 hereof.

(c)

Termination by the Company without Cause. The Company may terminate Executive’s employment hereunder without Cause (as hereinafter defined) at any time after providing written notice to Executive.

(d)

Termination by the Company for Cause.  The Company may terminate Executive's employment hereunder for Cause at any time after providing written notice to Executive.  For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) Executive's willful or intentional failure or refusal to perform or observe any of his duties, responsibilities or obligations set forth in, or as contemplated under, this Agreement, unless such failure or refusal is susceptible to cure and is corrected within thirty (30) days following written notice by the Company specifying the details thereof; (ii) acts or omissions by Executive involving Executive's gross negligence related to the discharge of his duties; (iii) any act or failure to act involving fraud, a material, knowing or intentional misrepresentation, theft, misappropriation, embezzlement, dishonesty or moral turpitude; (iv) conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves an act set forth in Section 9(d)(iii) above; (v) any willful or intentional act or omission which could reasonably be expected to materially injure the reputation, business or business relationships of the Company, or Executive's reputation or business relationships; or (vi) Executive's willful or intentional failure to comply with any reasonable request or direction of the Company not contrary to the provisions of this Agreement, unless such failure to comply is susceptible to cure and is corrected within thirty (30) days following written notice by the Company specifying the details thereof.

(e)

Termination by Executive for Good Reason.  Executive may terminate his employment hereunder at any time if Executive has “Good Reason” and gives written notice thereof to the Company within thirty (30) days after the occurrence of such Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean: (i)  a material reduction in Executive’s salary or other benefits, except to the extent permitted pursuant to the terms of this Agreement; or (ii) a material breach by the Company of any material provision of this Agreement; which, in each case, is not cured by the Company within thirty (30) days after the Company receives written notice thereof from Executive.

10.

Compensation Following Termination Prior to the End of the Term.  In the event that Executive's employment hereunder is terminated prior to the end of the Term, Executive shall be entitled only to the following compensation and benefits upon such termination:

(a)

Termination by Reason of Death or Total Disability, by the Company for Cause, or by Executive other than for Good Reason.  In the event that Executive's employment is terminated prior to the expiration of the Term by reason of Executive's death or Total Disability, or termination by the Company for Cause, or termination by Executive other than for Good Reason, respectively, the Company shall pay the following amounts to Executive (or Executive's spouse or estate, as the case may be):

i.

any accrued but unpaid Base Salary (as determined pursuant to Section 3 hereof) for services rendered to the date of termination, which amount shall be paid to the Executive within thirty (30) days following the date of termination;

ii.

any accrued but unpaid expenses required to be reimbursed pursuant to Section 7(a) hereof, which amount shall be paid to the Executive within thirty (30) days following the date of termination;

iii.

any accrued but unpaid vacation time pursuant to Section 7(c) hereof, which amount shall be paid to the Executive within thirty (30) days following the date of termination;

iv.

the 2009 Incentive Payment, if any, in the event that Executive was employed for the entire 2009 calendar year, due and payable pursuant to Section 4 hereof in accordance with the provisions thereof;

v.

the 2009 Performance Bonus, if any, in the event that Executive was employed for the entire 2009 calendar year, due and payable pursuant to Section 6(a) hereof in accordance with the provisions thereof; and

vi.

for each full Bonus Eligible Year worked by the Executive for the Company, any Performance Bonus due and payable pursuant to Section 6(b) hereof in accordance with the provisions thereof.

Except as otherwise specifically provided herein, in the event Executive's employment is terminated pursuant to this Section 10(a), the benefits to which Executive and/or his family may be entitled upon such termination pursuant to the plans, programs and arrangements referred to in Section 7(b) hereof shall be determined and paid in accordance with the terms of such plans, programs and arrangements.

(b)

Termination by the Company Without Cause.  In the event that Executive's employment is terminated by the Company without Cause, the Company shall pay the following amounts to Executive:

i.

any accrued but unpaid Base Salary (as determined pursuant to Section 3 hereof) for services rendered to the date of termination, which amount shall be paid to the Executive within thirty (30) days following the date of termination;

ii.

any accrued but unpaid expenses required to be reimbursed pursuant to Section 7(a) hereof, which amount shall be paid to the Executive within thirty (30) days following the date of termination;

iii.

any accrued but unpaid vacation time pursuant to Section 7(c) hereof, which amount shall be paid to the Executive within thirty (30) days following the date of termination;

iv.

one-half of the Executive’s Base Salary (as determined pursuant to Section 3 hereof), to be paid in accordance with the Company’s standard payroll practices then in effect over a period of twelve (12) months following the termination of Executive’s employment, it being understood that the Board of Directors shall conduct a review of the performance of the Executive following the first and second anniversary of the date hereof and shall consider whether or not it is appropriate to increase the potential payment that Executive shall be entitled to receive pursuant to this Section 10(b)(iv), it being further understood that any such increase shall be made in the Board of Directors’ sole and absolute discretion;

v.

the 2009 Incentive Payment, if any, in the event that Executive was employed for the entire 2009 calendar year, due and payable pursuant to Section 4 hereof in accordance with the provisions thereof and in the event that the Executive was employed for a portion of calendar year 2009, a pro-rata portion of any 2009 Incentive Payment that would be due and payable pursuant to Section 4 in accordance with the provisions thereof assuming that the Executive worked for the Company for the entire 2009 calendar year;

vi.

the 2009 Performance Bonus, if any, in the event that Executive was employed for the entire 2009 calendar year, due and payable pursuant to Section 6(a) hereof in accordance with the provisions thereof; and

vii.

for each full Bonus Eligible Year worked by the Executive for the Company, any Performance Bonus due and payable pursuant to Section 6(b) hereof in accordance with the provisions thereof.

In the event Executive’s employment is terminated pursuant to this Section 10(b), Executive and/or his family shall continue to be entitled to coverage under the plans, programs and arrangements referred to in Section 7(b) hereof for so long as Executive continues to receive payments from the Company pursuant to clause (iv) of this Section 10(b).

(c)

Termination by the Executive for Good Reason.  In the event that Executive's employment is terminated by the Executive for Good Reason, the Company shall pay the following amounts to Executive:

i.

any accrued but unpaid Base Salary (as determined pursuant to Section 3 hereof) for services rendered to the date of termination, which amount shall be paid to the Executive within thirty (30) days following the date of termination;

ii.

any accrued but unpaid expenses required to be reimbursed pursuant to Section 7(a) hereof, which amount shall be paid to the Executive within thirty (30) days following the date of termination;

iii.

any accrued but unpaid vacation time pursuant to Section 7(c) hereof, which amount shall be paid to the Executive within thirty (30) days following the date of termination;

iv.

one-half of the Executive’s Base Salary (as determined pursuant to Section 3 hereof), to be paid in accordance with the Company’s standard payroll practices then in effect over a period of twelve (12) months following the termination of Executive’s employment, it being understood that the Board of Directors shall conduct a review of the performance of the Executive following the first and second anniversary of the date hereof and shall consider whether or not it is appropriate to increase the potential payment that Executive shall be entitled to receive pursuant to this Section 10(c)(iv), it being further understood that any such increase shall be made in the Board of Directors’ sole and absolute discretion;

v.

the 2009 Incentive Payment, if any, in the event that Executive was employed for the entire 2009 calendar year, due and payable pursuant to Section 4 hereof in accordance with the provisions thereof;

vi.

the 2009 Performance Bonus, if any, in the event that Executive was employed for the entire 2009 calendar year, due and payable pursuant to Section 6(a) hereof in accordance with the provisions thereof; and

vii.

for each full Bonus Eligible Year worked by the Executive for the Company, any Performance Bonus due and payable pursuant to Section 6(b) hereof in accordance with the provisions thereof.

In the event Executive’s employment is terminated pursuant to this Section 10(c), Executive and/or his family shall continue to be entitled to coverage under the plans, programs and arrangements referred to in Section 7(b) hereof for so long as Executive continues to receive payments from the Company pursuant to clause (iv) of this Section 10(c).

(d)

Termination Events Resulting in Severance Payments.  The obligation of the Company to make any of the payments to the Executive required pursuant to Section 10(b) or Section 10(c) shall be conditioned upon  the execution and delivery by the Executive of (i) a general release, in form and substance reasonably satisfactory to the Company, by which the Executive unconditionally, without any reservation, irrevocably and forever releases and discharges the Company and its Affiliates, and their respective shareholders, members, partners, officers, directors, managers and employees (collectively, the “Released Parties”) of and from any and all claims, causes of action or demands, that the Executive then has, or may have, against any of the Released Parties and (ii) a resignation by the Executive from all positions held by the Executive with the Company or any of its Affiliates.

(e)

No Other Benefits or Compensation.  Except as may be provided under this Agreement or under the terms of any incentive compensation, employee benefit or fringe benefit plan applicable to Executive at the time of the termination of Executive's employment prior to the end of the Term, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after such termination.

(f)

General.  1) In the event that Executive's employment is terminated for any reason, the Company's payment of salary and other amounts specifically provided for in the applicable previous paragraph of this Section 10 shall constitute complete satisfaction of all payment obligations of the Company to Executive pursuant to this Agreement.  Upon any such termination, Executive shall cease to be an employee of the Company for all purposes and (except as otherwise expressly set forth in this Agreement) the Company shall have no obligation to Executive to provide Executive with any employee benefits or perquisites hereunder.

(ii)

Executive's rights set out in this Agreement shall constitute Executive's sole and exclusive rights and remedies as a result of Executive's actual or constructive termination of employment.

11.

Noncompetition and Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records.

(a)

Noncompetition; Nonsolicitation.

(i)

Executive acknowledges and recognizes the highly competitive nature of the Company's business and that his position with the Company and access to the Company's confidential records and proprietary information renders him special and unique.  In consideration of payments made and to be made by the Company to Executive pursuant to this Agreement (including, without limitation, pursuant to Section 3 hereof), Executive agrees not to, directly or indirectly, by ownership of securities or otherwise (other than as a stockholder of not more than two percent (2%) of any class of securities of any other corporation, which class of securities shall have been registered under Section 12 of the Securities Exchange Act of 1934, as amended), during the Term of this Agreement and for a period of one (1) year thereafter (the “Non-Competition Period”), engage in the business of designing, developing, manufacturing, sourcing, selling and/or distributing any video and imaging products and services for the security and industrial markets, including, without limitation, surveillance cameras, lenses, digital video recorders and high speed domes, or any other business which the Company or any Affiliate thereof may conduct in any material respect from and after the date hereof, in North America (the “Geographic Region”), or become associated with or render services in connection therewith to any person, firm, corporation, association or other entity so engaged (other than the Company and the Company’s Affiliates and their respective successors and assigns) in such Geographic Region.   Notwithstanding the foregoing, in the event that this Agreement is terminated by the Company for Cause or by Executive other than for Good Reason, the Non-Competition Period shall be increased from a period one (1) year after the Term to a period of two (2) years after the Term.

(ii)

In further consideration of the payments made and to be made by the Company to Executive pursuant to this Agreement (including, without limitation, pursuant to Section 3 hereof), Executive agrees that during the Term of this Agreement and for a period of two (2) years thereafter, he shall not, directly or indirectly, (A) advise or encourage any employee, agent, consultant, independent contractor, representative or customer of, or vendor or supplier to, or joint venture or other business partner of, the Company or any Affiliate thereof to terminate his, her, or its relationship with the Company or any Affiliate thereof or to reduce the amount of business customarily done with the Company or any Affiliate thereof, or (B) solicit or attempt to solicit or participate in the solicitation of or employ or otherwise engage any employee, agent, consultant, independent contractor or representative of the Company or any Affiliate thereof, or otherwise advise or encourage any such person to become an employee, agent, representative, consultant, independent contractor or representative of or to any other Person.

(iii)

Executive understands that the provisions of this Section 11(a) may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts provided under Section 3 hereof, are sufficient to justify the restrictions contained in such provisions.  In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

(iv)

For purposes of any provision of Section 11 hereof, “directly or indirectly” means in Executive's individual capacity for his own benefit or for the benefit of a third party, or as a shareholder, partner, member, principal, officer, director, trustee, employee, representative, agent or consultant of or to any Person whatsoever.

(b)

Proprietary Information.  Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its Affiliates.  Executive covenants that he shall not, during the Term or at any time thereafter (irrespective of the circumstances under which Executive's employment with the Company terminates), directly or indirectly, use for his own purpose or for the benefit of any Person other than the Company and its Affiliates, nor otherwise disclose, any proprietary information of which he has knowledge to any Person, unless such disclosure has been authorized in writing by the Company or such Affiliates or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to, patents, copyrights and trade secrets such as:  (i) designs, drawings, sketches, fabrics, accessories and ornaments utilized or incorporated in or proposed to be utilized or incorporated in any product of the Company or its Affiliates; (ii) the software products, programs, applications and processes utilized by or on behalf of the Company and its Affiliates (other than off-the-shelf software programs); (iii) the name and/or address of any customer or vendor of the Company and its Affiliates or any information concerning the transactions or relations of any customer or vendor of the Company and its Affiliates with the Company or any of its shareholders, principals, directors, officers, employees or agents; (iv) any information concerning any product, technology or procedure employed by or on behalf of the Company and its Affiliates but not generally known to its customers, vendors or competitors, or under development by or being tested by or on behalf of the Company and its Affiliates but not at the time offered generally to customers or vendors; (v) any information relating to the Company's computer software, computer systems, pricing or marketing methods, sales margins, cost or source of raw materials, supplies or goods, capital structure, operating results, borrowing arrangements or business plans; (vi) any information which is generally regarded as confidential or proprietary in any line of business engaged in by or on behalf of the Company and its Affiliates; (vii) any business plans, budgets, advertising or marketing plans of the Company or its Affiliates; (viii) any information contained in any of the written or oral policies and procedures or manuals of the Company or its Affiliates; (ix) any information belonging to customers, vendors or Affiliates of the Company and its Affiliates or any other individual or entity which the Company and its Affiliates has agreed to hold in confidence; and (x) all written, graphic and other material (whether in writing on magnetic tape or in electronic or other form) relating to or containing any of the foregoing.  Executive acknowledges and understands that information that is not novel or copyrighted or trademarked or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company (or any of its Affiliates) or the Company's shareholders, principals, directors, officers, employees or agents (other than as a result of a breach of any obligation of confidentiality).

(c)

Confidentiality and Surrender of Records.  Following the expiration or termination of this Agreement, Executive shall not retain, and will deliver promptly to the Company, all confidential records.  The term “confidential records” means all correspondence, memoranda, files, manuals, books, designs, sketches, lists, financial, operating, or marketing records, magnetic tape, or electronic or other media or equipment or records of any kind which may be in Executive's possession or under his control or accessible to him which contain any proprietary information.  All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

(d)

Disclosure Required by Law.  In the event Executive is required by law or court order to disclose any proprietary information or confidential records of the Company, Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, Executive shall furnish only that portion of the proprietary information or confidential records that is legally required and, upon request, shall assist the Company (at the Company’s expense) in obtaining assurance that confidential treatment will be accorded such information or records.

(e)

No Other Obligations.  Executive represents and warrants to the Company that he is not precluded or limited in his ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. Executive covenants that he shall not employ the trade secrets or proprietary information of any other person in connection with his employment by the Company.

(f)

Confidentiality.  Executive agrees to keep confidential the terms of this Agreement.  This provision does not prohibit Executive from providing this information to his attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law; provided, however, the Executive shall be responsible for breaches of the confidentiality restrictions contained herein by such people as if Executive herself had breached such restrictions.  The Company shall not disclose the terms of this Agreement except as necessary in the ordinary course of its business, as required by law or as required by any governmental or quasi-governmental entity or any self regulatory organization.

(g)

Developments the Property of the Company.  All discoveries, inventions, designs, drawings, sketches, products, processes, methods and improvements conceived, developed or otherwise made by Executive at any time, alone or with others, and in any way relating to the present or future business or products of the Company and its Affiliates, including fabric or other designs, whether or not subject to copyright protection and whether or not reduced to tangible form during the period of Executive's employment with the Company (collectively referred to as “Developments”), shall be the sole property of the Company. Executive agrees to, and hereby does, assign to the Company all of Executive's right, title and interest throughout the world in and to all Developments.  Executive agrees that all such Developments that are copyrightable shall constitute works made for hire under the copyright laws of the United States and Executive hereby assigns to the Company all copyrights and other proprietary rights Executive may have in any such Developments to the extent that they might not be considered works made for hire.  There shall be excluded from this Section 11(g) any Development made by Executive (i) which is developed by Executive without the use of the property or facilities of the Company or any of its Affiliates, (ii) which does not make use of any confidential or proprietary information of the Company or any of its Affiliates and (iii) which does not relate to the Company's business or to the ongoing or planned product development efforts of the Company and its affiliates.  Executive shall make and maintain adequate and current written records of all Developments, and shall disclose all Developments fully and in writing to the Company promptly after development of the same, and at any time upon request; provided, however, that Developments excluded under the preceding sentence shall be received by the Company in confidence.

(h)

Enforcement.  Executive acknowledges and agrees that, by virtue of his position, his services, and access to and use of confidential records and proprietary information, any violation by his of any of the undertakings contained in this Section 11 would cause the Company or its Affiliates immediate, substantial and irreparable injury for which it or any of them has no adequate remedy at law.  Accordingly, Executive agrees that in the event of a breach by him of any said undertakings, the Company will be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post any bond and without proving that damages would be inadequate).  Rights and remedies provided for in this Section 11 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

12.

No Third Party Rights.  Except as set forth in Section 10(a), the parties do not intend the benefits of this Agreement to inure to any person or entity not a party to this Agreement and notwithstanding anything contained in this Agreement, or any conduct or course of conduct by either party before or after signing this Agreement, this Agreement shall not be construed as creating any right, claim or cause of action against either party by any person or entity not a party to this Agreement.

13.

Notices.  Any notice, consent, request or other communication made or given in accordance with this Agreement shall be in writing and shall be deemed to have been duly given when actually received if delivered in person, sent by Federal Express or equivalent courier service, or if mailed, three (3) business days after mailing by registered or certified mail, return receipt requested, to those listed below at their following respective addresses, or at such other address as each may specify by notice to the others:

To the Company:

Sielox, Inc.

170 East Ninth Street

Runnemede, New Jersey 08078

Attention:  Melvyn Brunt, Chief Financial Officer

To Executive:

James Pritchett

5136 Briargrove Lane

Dallas, Texas 75287

14.

Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by Executive, and Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated.  In the event of any attempted assignment or transfer of rights hereunder by Executive contrary to the provisions hereof, the Company will have no further liability for payments hereunder.  The rights and obligations of the Company hereunder will be binding upon and run in favor of the successors and assigns of the Company.

15.

Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  All prior employment, consulting or other agreements between the Company and Executive with respect to the performance of any services by Executive to the Company or any of its Affiliates or the payment of any royalties, license fees or other similar fees to Executive, are terminated as of the Effective Date. This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof.

16.

Severability.

If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  To the extent that a court of competent jurisdiction determines that Executive breached any undertaking in Section 11 hereof, any and all of the Company's obligations to make payments hereunder shall immediately cease, provided that the Company shall be liable for such payments in the event that the determination of such court is overturned or reversed by any higher court.  If the final judgment of a court of competent jurisdiction declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

17.

Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive's employment hereunder, or of this Agreement, shall so survive such termination.

18.

Underlying Employment Agreement.  The parties hereto acknowledge and agree that they have caused the Underlying Employment Agreement to be terminated prior to the completion of the “Initial Term” as defined in such agreement.  The Executive acknowledges that neither the Company nor any of its respective Affiliates shall have any further obligations pursuant to the Underlying Employment Agreement, including, without limitation, the obligation to make any payments, of any kind, thereunder.

19.

GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW JERSEY APPLICABLE TO CONTRACTS MADE AND TO BE ENTIRELY PERFORMED THEREIN, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.  IN THE EVENT OF ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH OR ALLEGED BREACH HEREOF, EACH OF THE PARTIES HERETO IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW JERSEY STATE COURT OR ANY FEDERAL COURT SITTING IN THE STATE OF NEW JERSEY, (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, (C) WAIVES ANY CLAIM THAT SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (D) AGREES THAT SERVICE OF PROCESS OR OF ANY OTHER PAPERS UPON SUCH PARTY BY REGISTERED MAIL AT THE ADDRESS TO WHICH NOTICES ARE REQUIRED TO BE SENT TO SUCH PARTY UNDER SECTION 13 SHALL BE DEEMED GOOD, PROPER AND EFFECTIVE SERVICE UPON SUCH PARTY.

20.

Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.  Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

21.

Interpretation.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

22.

WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

23.

Section 409A Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith.  Notwithstanding any provision to the contrary in this Agreement, to the extent that the Executive is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit will not be made or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Section 409A) or (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 23 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive will pay the full cost of premiums for such welfare benefits during the Delay Period and the Company will pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

SIELOX, INC.

By:  /s/Rory Cowan

Name: Rory Cowan

Title:

JAMES PRITCHETT

/s/ James Pritchett

James Pritchett

SCHEDULE A

CALCULATION OF 2009 INCENTIVE PAYMENT

($000)

2009

Annual Target Bonus EBITDA

$1,731

The amount of funds that will be available for the 2009 Incentive Payment (the “Annual Available Bonus Pool”) shall equal:

(A)

the sum of 40% of the excess, if any, of Annual EBITDA over the Annual Target Bonus EBITDA (“Excess EBITDA”); provided, however, that in the event that such Excess EBITDA is greater than $2,500, then the Incentive Payment shall equal the sum of (i) 40% of  $2,500 and (ii) 10% of the Excess EBITDA over $2,500.

Example:  If the Annual EBITDA for 2009 is $4,731, then the excess Annual EBITDA over the Annual Target Bonus EBITDA is $3,000. Since the Excess EBITDA is greater than $2,500, the Annual Available Bonus Pool is equal to 40% of $2,500, or $1,000 and (ii) 10% of $500 or $50, for a total Annual Available Bonus Pool of $1,050.